Exhibit 99.1

FOXHOLLOW TECHNOLOGIES NAMES DR. JOHN SIMPSON PRESIDENT

AND CHIEF EXECUTIVE OFFICER

(REDWOOD CITY, CA,) June 5, 2006—FoxHollow Technologies, Inc. (FOXH), which manufactures and markets the SilverHawk™ Plaque Excision System, today announced that its board of directors has named Dr. John Simpson as permanent chief executive officer of the company.

Dr. Simpson, the founder of the company, has been serving as interim chief executive officer following the retirement of Robert W. Thomas in January 2006.

“After undergoing an extensive search process and interviewing a number of highly qualified candidates, we determined that John is the best person to lead FoxHollow through its next phase of growth,” said Myrtle Potter, the company’s lead independent director. “Under John’s leadership this year, the company has continued its aggressive market building activities, accelerated its clinical and research and development initiatives and recorded record quarterly revenues. We believe that FoxHollow will benefit from his continued leadership,” she added.

“I am delighted to have been chosen for this position by the board. The company has achieved important milestones in key areas of the company. We have experienced increasing adoption of the SilverHawk in the treatment of patients suffering from Peripheral Artery Disease (PAD) and are saving lives and improving the quality of life for these patients. In addition, we have realized great progress with our product development and clinical trial programs, and our collaboration with Merck & Co., Inc., is proceeding ahead of schedule,” Dr. Simpson said.

“These successes reflect the dedication of our employees and the company’s strong management team, led by Ron Steckel, our chief operating officer, Duke Rohlen, our president of strategic operations, and Matt Ferguson, our chief financial officer. I have incredible confidence in the employees at FoxHollow and I look forward to continuing the pursuit of our mission to eradicate vascular disease.,” he continued.

The company said that Myrtle Potter will continue as the company’s lead independent director and that Dr. Simpson will also remain as a member of the board of directors.

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk system is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at http://www.foxhollowtech.com

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

Jonathan Menachem

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com

Robin Gaffney

Media Relations

650-421-8614

rgaffney@foxhollowtech.com

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